Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made as of this 9th day of August, 2024 (the “Agreement Date”), by and among (a) Success Behavioral Holdings, LLC, Theragroup LLC, Benjamin Klein (“Klein”), and Batya Klein and The Bereke Trust U/T/A dated 2/10/03 (persons and entities listed in this clause (a), collectively, “Plaintiffs”); and (b) TMS NeuroHealth Centers, Inc., Greenbrook TMS Inc. (“Greenbrook”), William Leonard and Erns Loubser (persons and entities listed in this clause (b), collectively, “Defendants”).  Where appropriate, the parties to this Agreement are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, certain of the Parties entered into a Membership Interest Purchase Agreement, dated May 15, 2022 (“MIPA”), and other related agreements to effect certain transactions (the “Transactions”) by which Greenbrook acquired certain businesses formerly owned by Klein and/or his affiliates;

WHEREAS, pursuant to the Transactions, Klein became a shareholder, board member, and employee of Greenbrook;

WHEREAS, Greenbrook terminated Klein’s employment effective May 4, 2023;

WHEREAS, Klein resigned from the board of directors of Greenbrook effective June 23, 2023;

WHEREAS, Plaintiffs filed a lawsuit in the Superior Court of Delaware (the “Court”), against Defendants styled Success Behavioral Holdings, LLC, Theragroup LLC, Benjamin Klein, and Batya Klein v. TMS NeuroHealth Centers, Inc., Greenbrook TMS Inc., William Leonard and Erns Loubser, C.A. No. N23C-05-240 (the “Lawsuit”) alleging claims arising out of or relating to the Transactions;

WHEREAS, the Parties have agreed to resolve their differences and release all claims and Defendants, without admitting any guilt or liability, agree to settle all disputes between the Parties related to the Lawsuit by (i) paying Plaintiffs a settlement amount of US$800,000 (Eight Hundred Thousand and 00/100 dollars), pursuant to the payment terms detailed below, (ii) the entry into an Assignment and Assumption Agreement, providing for, among other things, the termination and/or assignment of certain of Greenbrook’s contracts, leases and other assets related to its New Jersey TMS Center (the “Assignment and Assumption Agreement”), and (iii) the return to Greenbrook for cancellation of all 8,725,995 common shares in the capital of Greenbrook (“Greenbrook Shares”) held, directly or indirectly, by Klein, and the release from escrow to Greenbrook for cancellation of all 2,908,665 Greenbrook Shares held in escrow (the “Escrowed Shares”) pursuant to the escrow agreement dated July 14, 2022 among Greenbrook, TMS NeuroHealth Centers, Inc., Klein and Computershare Trust Company, N.A., as escrow agent (the “Escrow Agreement”); and

WHEREAS, as of July 31, 2024, the Greenbrook Shares (as defined herein) were quoted on the OTCQB at price per share of $0.06.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Transfer Date.  The consummation of the actions specified by this Agreement to occur “on the Transfer Date” shall occur substantially simultaneously on August 15, 2024 or such later date as the parties may mutually agree in writing (the “Transfer Date”).

2.Settlement Payment. In consideration of Plaintiffs’ execution of this Agreement and the performance of Plaintiffs’ obligations set out herein (including, without limitation, the return of the Greenbrook Shares and the Escrowed Shares in accordance with Paragraphs 6 and 7, respectively), the release set forth in Paragraph 8(a), and the dismissal of the Lawsuit as set forth in Paragraph 9, Greenbrook agrees to pay Plaintiffs a total of US$800,000 (the “Settlement Payment”), pursuant to the following installment payment terms and subject to any deduction or withholding required by applicable law (which deduction or withholding shall be treated for all purposes of this Agreement as having been paid to Plaintiffs), with time being of the essence with respect to each of the following installment payments:

a.On the Transfer Date, Greenbrook shall pay or cause to be paid US$200,000 (the “Initial Settlement Payment”) to Plaintiffs, less the amounts specified in Sections 2.03(b) (Assigned Personal Property) and 2.03(c) (pro ration of rental payments and other charges) of the Assignment and Assumption Agreement;

b.Greenbrook shall pay or cause to be paid US$600,000 to Plaintiffs in installments of US$66,666.67 on or before the tenth (10th) business day of each calendar month beginning September 2024, and ending May 2025.

c.To the extent any amounts are then currently payable to Greenbrook under Section 1.01, 1.03 or 1.04 of the Assignment and Assumption Agreement as of such date (“Setoff Amounts”), either Greenbrook or Plaintiffs may elect by written notice for such amounts to be set off against the Settlement Payments.  In furtherance thereof, Greenbrook and Plaintiffs will cooperate and communicate in good faith with respect to the netting of cash payments.

Each Plaintiff shall provide to Greenbrook a valid and duly executed Internal Revenue Service Form W-9 of such Plaintiff (or, if applicable, its regarded owner for U.S. federal income tax purposes). Each installment payment of the Settlement Payment shall be made in good and sufficient funds and be made by wire transfer to Plaintiffs as set forth on Exhibit A.

3.Consent Judgment. If, following the Transfer Date, any installment payment, pursuant to the terms set forth in Paragraph 2 above, is not timely and actually received by Plaintiffs (after giving effect to any Setoff Amounts), then Plaintiffs shall notify Greenbrook in accordance with the notice provisions herein and Greenbrook shall have five (5) business days from receipt of such notice to cure by causing that missed installment payment to be actually received by Plaintiffs. If Greenbrook fails to timely cure (including by applying any Setoff Amounts), or if Greenbrook has already received notice of a missed payment and cured two (2) times previously pursuant to the terms of this Paragraph 3 and an installment payment is not timely and actually received by Plaintiffs, then Greenbrook shall be in default under this Agreement, without the requirement of any further notice by Plaintiffs, and the following shall occur:

a.The installment payment terms set forth in Paragraph 2(b) above shall be stricken and Greenbrook shall become immediately liable for the full Settlement Payment, less any amounts theretofore paid or caused to be paid by Greenbrook (including any Setoff Amounts), plus interest at five percent (5%) per annum and plaintiffs’ reasonable attorneys’ fees incurred to enter the Consent Judgment (the “Default Amount”).

b.Defendants consent to entry of the Consent Judgment, in the form attached hereto as Exhibit B, for the Default Amount. The Consent Judgment will be held in escrow by Plaintiffs’ counsel and not filed with any court until and unless Greenbrook fails to make a payment and fails to cure pursuant to the terms set forth above.

c.Defendants shall waive any and all defenses to execution and entry of the Consent Judgment.

4.Resolution of Payroll Taxes. On the Transfer Date, Greenbrook shall, or shall cause its affiliates to, pay an amount equal to $110,655.37, plus all outstanding penalties and interest, representing all amounts known to Greenbrook to be currently due and owing relating to tax periods ending June 30, 2020 and December 31, 2020, to the Internal Revenue Service by Check Staffing LLC (the “Payroll Payment”).  Greenbrook and Benjamin Klein shall also take such actions with the Internal Revenue Service as are required to remove Benjamin Klein as a representative of Check Staffing LLC with the IRS on or before the Transfer Date.

5.Assignment and Assumption Agreement.  On the Transfer Date, the Parties shall execute, or shall cause to be executed, the Assignment and Assumption Agreement annexed as Exhibit C and shall effect the assignments, assumptions and other transactions contemplated to effectuated on the Transfer Date pursuant thereto, including the termination of the Management Services Agreement dated as of January 15, 2023, by and between Success TMS Professional Services New Jersey, LLC and Check Five LLC.

6.Return of Greenbrook Shares. On the Transfer Date, the Plaintiffs shall return or cause to be returned, for no consideration and at Plaintiff’s sole expense, an aggregate of 8,725,995 Greenbrook Shares by transferring such Greenbrook Shares to and in the name of “Greenbrook TMS Inc.”, in compliance with the share transfer procedures of Greenbrook’s transfer agent, Computershare Investor Services Inc. (the “Transfer Agent”) including the requirement for medallion guarantees.

7.Release of Escrowed Shares. On the Transfer Date, Plaintiffs shall irrevocably agree to the release to Greenbrook of the 2,908,665 Escrowed Shares and any additional Escrow Assets, if any, by executing the Joint Release Notice annexed hereto as Exhibit D and providing any further confirmations required by the Escrow Agent.

8.Mutual Releases.

a.Effective upon Plaintiffs’ receipt of the Initial Settlement Payment and closing of the Transfer, Plaintiffs, for themselves and on behalf of each of their members, partners, trustees, beneficiaries, directors, officers, controlled affiliates, subsidiaries, executors, administrators, agents, employees, representatives, attorneys, successors, heirs, and assigns (the “Plaintiff Releasing Parties”), hereby release and forever discharge Defendants, and each of their past and present companies, parents, members, partners, trustees, shareholders, directors, officers, affiliates, subsidiaries, executors, administrators, agents, employees, representatives, attorneys, successors, heirs, beneficiaries and assigns (collectively, the “Defendant Released Parties”), from any and all past, present and future claims, demands, damages, rights, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets and liabilities of any kind or character whatsoever, known or unknown, discovered or undiscovered, suspected or unsuspected, asserted or unasserted, arising from or related to the Lawsuit, the MIPA, the Transactions, the Greenbrook Shares, the investor rights agreement dated July 14, 2022, between Greenbrook and Klein (the “IRA”), the registration rights agreement dated July 14, 2022, between Greenbrook and Klein (the “RRA”), or Klein’s employment agreement with the Greenbrook dated July 14, 2022 (the “EA”) or Klein’s interests in or relationships with Greenbrook (as a former shareholder, officer, director, employee or otherwise), which the Plaintiff Releasing Parties ever had, now has, or might hereafter have against the Defendant Released Parties, whether arising at law or in equity by reason of any matter, cause, happening or thing from the beginning of time through and including the date of execution of this Agreement; provided, however, that the Plaintiff Releasing Parties shall not release any claims arising from any breach of any obligations under this Agreement or under the Assignment and Assumption Agreement or the Excluded Claims.

b.Effective upon dismissal of the Lawsuit and the valid and proper return to Greenbrook of the Greenbrook Shares and the Escrowed Shares, in each case in a form satisfactory to the Transfer Agent, Defendants for themselves and on behalf of each of their members, partners, trustees, directors, officers, controlled affiliates, subsidiaries, executors, administrators, agents, employees, representatives, attorneys, successors, heirs, and assigns (the “Defendant Releasing Parties”), hereby releases and forever discharges Plaintiffs, and each of their past and present companies, parents, members, partners, trustees, shareholders, directors, officers, affiliates, subsidiaries, executors, administrators, agents, employees, representatives, attorneys, successors, heirs, beneficiaries and assigns (collectively, the “Plaintiff Released Parties”), from any and all past, present and future claims, demands, damages, rights, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets and liabilities of any kind or character whatsoever, known or unknown, discovered or undiscovered, suspected or unsuspected, asserted or unasserted, arising from or related to the Lawsuit, the MIPA, the Transactions, the IRA, the RRA, the EA, or Klein’s interests in or relationships with Greenbrook (as a former shareholder, officer, director, employee or otherwise), which the Defendant Releasing Parties ever had, now has, or might hereafter have against the Plaintiff Released Parties, whether arising at law or in equity by reason of any matter, cause, happening or thing from the beginning of time through and including the date of execution of this Agreement; provided, however, that the Defendant Releasing Parties shall not release any claims arising from any breach of any obligations under this Agreement or under the Assignment and Assumption Agreement or the Excluded Claims.

c.Notwithstanding the foregoing, the releases in this paragraph shall not limit claims with respect to (i) Sections 5.10, 5.11, 6.2(c) (excluding as it relates the Payroll Taxes which shall be borne by Greenbrook in accordance with this Agreement), 6.2(d), 6.2(e) and/or Article VIII of the MIPA (ii) Sections 8 and 9 of the EA (to the extent relating to actions outside the State of New Jersey) and Section 10 of the EA and (iii) the director indemnity agreement between the Greenbrook and Ben Klein, and any other rights to indemnification which Benjamin Klein may have pursuant to the governing documents of Greenbrook or its subsidiaries (the “Excluded Claims”).

d.Each Plaintiff Releasing Party and Defendant Releasing Party understands that it may later discover claims or facts that may be different from, or in addition to, those that it or any other Plaintiff Releasing Party or Defendant Releasing Party now knows or believes to exist regarding the subject matter of the release contained in this Paragraph 8 and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party's decision to enter into it and grant the release contained in this Paragraph 8. Nevertheless, each Plaintiff Releasing Party and Defendant Releasing Party intends to fully, finally and forever settle and release all claims that now exist, may exist, or previously existed, as set out in the release contained in this Paragraph 8, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. Each Plaintiff Releasing Party and Defendant Releasing Party hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

e.Except for the representations and warranties contained in this Agreement or Article IV of the Assignment and Assumption Agreement, neither Plaintiff, Defendant nor any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of themselves, with respect to any matter, including without limitation, the Greenbrook Shares, the Greenbrook Shares value, the business operations or future plans or prospects of Greenbrook, any of the transactions contemplated by the Assignment and Assumption Agreement or the accuracy or completeness of any information, documents or material regarding such matters or any other matters furnished or made available to such Party or their Representatives in any form (including any information, documents, or material made available in Greenbrook’s virtual data room maintained by Firmex on behalf of Greenbrook), or as to the operations, condition or value, future revenue, profitability, or success of Greenbrook or of the TMS centers operated under the Assigned Leases (as defined in the Assignment and Assumption Agreement), or any representation or warranty arising from statute or otherwise at law or in equity notwithstanding the delivery or disclosure to the other Party of any materials, documentation or other information during the negotiation process. Each Party hereto specifically disclaims that they are relying upon or have relied upon any such representation or warranty that may have been made by any other Party hereto or any other Person, and acknowledges and agrees that each Party hereto has specifically disclaimed and do hereby specifically disclaim any such representation or warranty made by any other Party hereto or any other Person, including without limitation, any representation or warranty regarding the Greenbrook Shares, the Greenbrook Shares value, the business operations or future plans or prospects of Greenbrook, any of the transactions contemplated by the Assignment and Assumption Agreement or the accuracy or completeness of any information, documents or material regarding such matters or any other matters furnished or made available to such Party or their Representatives in any form (including any information, documents, or material made available in Greenbrook’s virtual data room maintained by Firmex on behalf of Greenbrook), or as to the operations, condition or value, future revenue, profitability, or success of Greenbrook or of the TMS centers operated under the Assigned Leases (as defined in the Assignment and Assumption Agreement), or any representation or warranty arising from statute or otherwise at law or in equity notwithstanding the delivery or disclosure to the other Party of any materials, documentation or other information during the negotiation process.

f.The Plaintiffs hereby confirm and agree that they are sophisticated investors who are capable of assessing and assuming the investment risks related to the relinquishment of Greenbrook Shares (including the Escrowed Shares) as contemplated by this Agreement, and each Plaintiff further acknowledges and understands that the Defendants are in possession of material non-public information (“MNPI”) about Greenbrook, including, but not limited to, its business, financial condition and prospects (including, but not limited to, certain potential transactions that Defendants have disclosed to the Plaintiffs), and that Greenbrook has not yet publicly disclosed its financial results or published its financial statements for the three and six months ended June 30, 2024, and each of the Plaintiffs hereby expressly waives any right to receipt of such MNPI that has not previously been disclosed to them  and waives any claim, or potential claim, any Plaintiff may have against any of the Defendants relating thereto. In addition, each of the Plaintiffs hereby confirms and agrees that each such Plaintiff shall keep strictly confidential any such MNPI that has been disclosed by the Defendants to the Plaintiffs, unless and until such MNPI has been publicly disclosed by the Company.

9.Dismissal of Lawsuit. Not later than the date hereof, the Parties shall cause their respective counsel of record in the Lawsuit to execute and deliver to each other the Stipulation of Dismissal with Prejudice (the “Stipulation”) in the form attached as Exhibit E. On the date hereof, Plaintiffs shall cause its counsel to file the Stipulation of Dismissal with the Court.

10.Covenant Not to Sue. Upon execution of this Agreement, the Parties hereby covenant not to institute, participate in (except as compelled by judicial process), or continue any proceeding, suit or action, at law or in equity, against any of the other Parties, concerning the subject of this Agreement, including without limitation the Lawsuit, the MIPA, the Transactions, the IRA, the RRA, or Klein’s interests in or relationships with Greenbrook (as a former shareholder, officer, director, employee or otherwise), except for an action to enforce this Agreement or the Assignment and Assumption Agreement or an action in respect of Excluded Claims.  The Parties acknowledge that if the covenant not to sue set forth in this Paragraph 10 is breached, it would cause immediate and irreparable harm for which money damages would be inadequate.  In the event of such breach, the breaching Party agrees that this provision may be enforced by injunctive relief without proof of actual injury.  Such remedy shall not be deemed to be the exclusive remedy for such breach, but shall be in addition to all other remedies available at law or equity.  In the event that any Party breaches this Paragraph 10, that Party agrees to fully indemnify the Party or Parties it sues for any and all costs, including attorneys’ fees of defending said lawsuit, said indemnity rights accruing immediately at the time of breach.

11.No Admission of Liability. The Parties expressly recognize and agree that this Agreement represents a compromise and settlement of disputed claims.  The agreement of Defendants to make the Settlement Payment, pay the Payroll Taxes or complete the transactions contemplated by the Assignment and Assumption Agreement to Plaintiffs pursuant to this Agreement shall not constitute an admission of legal liability by Defendants to the claims in the Lawsuit. Unless and until the Transfer Date occurs, this Agreement and its attachments shall be deemed an inadmissible offer to compromise a disputed claim, subject to Federal Rule of Evidence 408 and any similar applicable rules of evidence, and no portion of it, irrespective of complete execution, shall be deemed nor may be proffered as an admission of fact, liability or damages in regard to the Parties’ dispute concerning the Lawsuit.

12.Confidentiality. The terms of this Agreement and the discussions and circumstances preceding and surrounding this Agreement shall be confidential and may not be shared with any non-Party or disseminated publicly except that (a) any Party may disclose any or all terms of this Agreement as is reasonably necessary for it to enforce the terms hereof in the event of an alleged breach or in connection with any other action related to this Agreement; (b) any Party may make such disclosure as it reasonably believes is required by law (including applicable securities laws), except to the extent that such disclosure is requested by subpoena, court order or by request of any governmental entity, the disclosing Party shall promptly (in writing and within a reasonable time prior to any such disclosure) notify the non-disclosing Parties of such subpoena, court order, or request; (c) any Party may make any such disclosure to its auditors, lawyers, tax advisors, investors, lenders, insurers or indemnitors as is reasonably necessary or appropriate, so long as such recipient is already obligated to keep such information confidential or so long as the disclosing Party otherwise informs them of the confidentiality obligations contained herein; (d) any Party may make such disclosure as the Parties may otherwise agree in writing; and (e) with the exception of information that is protected from disclosure by any applicable law or privilege, and notwithstanding anything to the contrary in this Section 11 or elsewhere in this Agreement, any Party may (i) report possible securities law violations to the U.S. Securities and Exchange Commission (the “SEC”) or make other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) initiate communications directly with, respond to an inquiry from, volunteer information to, or provide testimony before, the SEC in connection with any reporting of, investigation into or proceeding regarding suspected violations of securities law, (iii) receive an award from a whistleblower award program administered by the SEC, or (iv) exercise any other protected rights that such Party may have under applicable law which cannot be waived by agreement, in any case, without obtaining prior authorization of, or providing notice to, any other Party of any of the foregoing action described in this clause (e).  Each of the Parties further agrees that neither they nor their counsel, representatives, nor agents shall issue a press release or otherwise make or cause to be made any public statements concerning the terms of this Agreement without the express written approval of each other Party, except where disclosure is required by law (including applicable securities laws) in which case the disclosing Party may make a press release or other public disclosure notwithstanding the failure of the other Party to approve the text of such press release or other public disclosure, provided that the disclosing Party has made commercially reasonable efforts in the particular circumstances to allow the other Party an opportunity to comment on such press release or other public disclosure. Notwithstanding anything to the contrary herein, each of the Parties acknowledges that Greenbrook is a reporting issuer under applicable securities laws and is obligated to make prompt public disclosure of the entering into of this Agreement and the material terms thereof and will be required to file a copy of this Agreement on SEDAR+ and on EDGAR, and each of the Plaintiffs consents to the making of such disclosure and such filing and any related communications (including in connection with analyst conference calls) and shall cooperate in the content of such disclosure as Klein and Greenbrook may reasonably request; provided, however, that Klein shall have a reasonable opportunity to comment on the disclosure related to such filing including as to any parts of this Agreement that may be redacted pursuant to applicable securities laws on the basis that they contain confidential or commercially sensitive information and Greenbrook shall consider any such comments in good faith. Furthermore, a disclosing Party may make further public disclosure without obtaining the prior consent of the other Party to the extent such disclosure is consistent with the prior disclosure of the disclosing Party.  In the event that any Party breaches this Paragraph 12, the non-breaching Party or Parties shall be entitled to recover any and all costs, including attorneys’ fees associated with enforcing this Agreement, and the breaching Party agrees to indemnify and hold the non-breaching Party(ies) harmless from and against any and all claims, causes of action, damages, suits, and liabilities of any kind or character whatsoever, including, without limitation, attorneys’ fees and costs, said indemnity rights accruing immediately at the time of breach.

13.Non-Disparagement.  In consideration of the respective obligations of the Parties hereunder, the Parties agree that they shall not directly or indirectly (i) engage in any conduct or make any statement, whether written or oral, disparaging in any way the others, either personally or relating to business, or (ii) engage in any other conduct or make any statement, written or oral, which could reasonably be expected to impair the goodwill of the others, either personally or relating to business. Nothing herein shall preclude a Party from giving truthful statements in connection with litigation, legal process, required governmental testimony or filings, or regulatory, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or exercising any other protected rights that such Party may have under applicable law which cannot be waived by agreement.

14.Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties with regard to its subject matter, and supersedes all prior or contemporaneous representations, warranties, covenants, agreements, understandings, inducements, or conditions, oral or written, express or implied, pertaining to the subject matter of this Agreement.

15.No Waiver or Modification. This Agreement may not be amended or modified nor any of its provisions waived except by a writing signed by all Parties hereto.  No delay or failure by any Party to claim a breach of any provision of this Agreement shall affect the right to require full performance of such provision, nor shall such delay or failure constitute a waiver of any subsequent breach or affect in any way the effectiveness of such provision.

16.Other Actions. The Parties represent that, other than this Agreement and the Parties’ dispute related to the Lawsuit, they do not have any suits, claims, charges, complaints, or demands of any kind whatsoever currently pending against any Party arising from or relating to the subject of this Agreement with any local, state, provincial, territorial, or federal court or any governmental, administrative, or other agency or board.

17.Authority. Each of the Parties and each signatory hereto represents and warrants that such Party and signatory has full power, capacity and authority, on its own behalf and on behalf of its successors and assigns heretofore and hereafter, to execute, deliver, and perform all actions required under this Agreement.

18.Binding Nature of Agreement. This Agreement shall be binding upon each of the Parties and upon their respective heirs, administrators, representatives, executors, assigns and successors and shall inure to the benefit of each Party and their respective heirs, administrators, representatives, executors, successors, and assigns.

19.Severability of Terms. Should any provision of this Agreement be declared or be determined by any court or tribunal of competent jurisdiction, to be illegal, invalid, or unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s or tribunal’s opinion to render such term or provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the original intent and agreements of the Parties set forth herein.

20.Choice of Law; Venue. The laws of the State of Delaware shall govern this Agreement, without reference to conflicts of law principles.  Each Party irrevocably consents to exclusive jurisdiction in the Court, or any other state or federal courts located in Wilmington, Delaware, and waives any objection based on an inconvenient forum, venue, or lack of jurisdiction therein.

21.Costs and Fees. In the event that there is a dispute over the terms of this Agreement and/or any Party’s compliance therewith, the prevailing Party in any action to enforce this Agreement shall have the right to collect from the other Party its reasonable costs and necessary disbursements and reasonable attorneys’ fees incurred in enforcing this Agreement, either affirmatively or defensively, and fees through and including those incurred on appeals.

22.Mutual Draftsmanship and Voluntary Execution of this Agreement. Each Party represents that it has drafted this Agreement mutually with each other such that no ambiguities contained herein should be construed in favor of one Party over another.  Each Party represents that it has read the Agreement, understands the Agreement’s terms and conditions, has consulted with an attorney of its choice, and is signing this Agreement voluntarily.

23.Legal Counsel. Each of the undersigned represents that he/she/it has had an opportunity to have this Agreement reviewed by legal counsel of his/her/its choosing and that he/she/it has had a full opportunity to review the terms of this Agreement, fully understands its terms, and has willingly consented to the terms set forth herein.

24.Notices. Any notices, consents, certifications, or other communications between the Parties relating to this Agreement shall be in writing and sent by reputable overnight carrier and email upon delivery to:

If to Plaintiffs:

Richard J. Jancasz, Esq.

Meister Seelig and Fein PLLC

125 Park Avenue, 7th Floor

New York, NY 10017

Email: [***REDACTED***]

If to Defendants:

Christopher Caparelli, Esq.

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036

Email: [***REDACTED***]

25.Counterparts. This Agreement may be executed in separate counterparts, all of which, when taken together, shall constitute the entire Agreement. This Agreement shall only become binding on either Party when fully executed, whether in counterparts or otherwise.  A fax or scanned e-mail copy of any Party’s signature shall be deemed as legally binding as an original signature.

26.Jury Waiver. PLAINTIFFS AND DEFENDANTS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF DEFENDANTS OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

27.Specific Performance. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

(signature page to follow)

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date hereof.

Plaintiffs:

SUCCESS BEHAVIORAL HOLDINGS, LLC

By:	/s/ Benjamin Klein
Name: Benjamin Klein
Title: CEO / Manager

THERAGROUP LLC

By:	/s/ Benjamin Klein
Name: Benjamin Klein
Title: Manager

/s/ Benjamin Klein
Benjamin Klein

/s/ Batya Klein
Batya Klein

THE BEREKE TRUST U/T/A DATED 2/10/03

By:	/s/ Batya Klein
Name: Batya Klein
Title: Trustee

Defendants:

GREENBROOK TMS INC.

By:	/s/ William Leonard
Name: William Leonard
Title: President and Chief Executive Officer

TMS NEUROHEALTH CENTERS, INC.

By:	/s/ William Leonard
Name: William Leonard
Title: President

/s/ William Leonard
William Leonard

/s/ Erns Loubser
Erns Loubser